Part I - Financial Information
                         ------------------------------

Item 1 - Financial Statements
-----------------------------

FIRST FIDELITY BANCORPORATION (AND SUBSIDIARIES)
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(thousands, except per share amounts)                  Three Months Ended
                                                          September 30
                                                      --------------------
                                                        1995        1994
                                                      --------    --------
INTEREST INCOME
  Interest and fees on loans......................... $476,042    $414,999
  Interest on federal funds sold and securities
    purchased under agreements to resell.............    3,255         269
  Interest and dividends on securities:
    Taxable interest income..........................   87,657     104,543
    Tax-exempt interest income.......................    7,645       9,552
    Dividends........................................      949       1,293
  Interest on bank deposits..........................    1,543       4,713
  Interest on trading account securities.............    1,387       1,713
                                                      --------    --------
      Total Interest Income..........................  578,478     537,082
                                                      --------    --------
INTEREST EXPENSE
  Interest on:
    Deposits.........................................  198,923     150,213
    Short-term borrowings............................   23,973      20,511
    Long-term debt...................................   12,631      13,296
                                                      --------    --------
      Total Interest Expense.........................  235,527     184,020
                                                      --------    --------
        Net Interest Income..........................  342,951     353,062

Provision for possible credit losses.................   10,000      20,000
                                                      --------    --------
  Net Interest Income after Provision
    for Possible Credit Losses.......................  332,951     333,062
                                                      --------    --------
NON-INTEREST INCOME
  Trust income.......................................   26,047      25,890
  Service charges on deposit accounts................   35,984      34,473
  Other service charges, commissions and fees........   27,348      21,657
  Trading revenue....................................    1,605       2,826
  Net securities transactions........................    5,005       4,903
  Other income.......................................   12,928       7,504
                                                      --------    --------
    Total Non-Interest Income........................  108,917      97,253
                                                      --------    --------
NON-INTEREST EXPENSE
  Salaries and benefits expense......................  121,565     119,489
  Occupancy expense..................................   27,455      27,215
  Equipment expense..................................   12,163      10,097
  Other expenses.....................................   86,509     101,844
                                                      --------    --------
    Total Non-Interest Expense.......................  247,692     258,645
                                                      --------    --------


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Income before income taxes...........................  194,176     171,670
Income taxes.........................................   68,611      56,652
                                                      --------    --------

Net Income...........................................  125,565     115,018
Dividends on Preferred Stock.........................    4,956       5,182
                                                      --------    --------
Net Income Applicable to Common Stock................ $120,609    $109,836
                                                      ========    ========
Per common share:
  Net income:
    Primary..........................................    $1.48       $1.33
    Fully diluted....................................     1.45        1.30


See accompanying notes to consolidated financial statements.

FIRST FIDELITY BANCORPORATION (AND SUBSIDIARIES)
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(thousands, except per share amounts)                 Nine Months Ended
                                                         September 30
                                                    ----------------------
                                                       1995        1994
                                                    ----------  ----------
INTEREST INCOME
  Interest and fees on loans....................... $1,408,356  $1,212,654
  Interest on federal funds sold and securities
    purchased under agreements to resell...........      4,317         759
  Interest and dividends on securities:
    Taxable interest income........................    286,291     298,739
    Tax-exempt interest income.....................     24,906      29,959
    Dividends......................................      3,120       3,910
  Interest on bank deposits........................      2,638      22,394
  Interest on trading account securities...........      3,961       5,134
                                                     ---------   ---------
      Total Interest Income........................  1,733,589   1,573,549
                                                     ---------   ---------
INTEREST EXPENSE
  Interest on:
    Deposits.......................................    578,833     437,474
    Short-term borrowings..........................     79,813      44,568
    Long-term debt.................................     42,211      36,811
                                                     ---------   ---------
      Total Interest Expense.......................    700,857     518,853
                                                     ---------   ---------
        Net Interest Income........................  1,032,732   1,054,696

Provision for possible credit losses...............     30,000      64,000
                                                     ---------   ---------
  Net Interest Income after Provision
    for Possible Credit Losses.....................  1,002,732     990,696
                                                     ---------   ---------
NON-INTEREST INCOME
  Trust income.....................................     79,929      80,781
  Service charges on deposit accounts..............    108,206     108,378
  Other service charges, commissions and fees......     79,489      62,343
  Trading revenue..................................      6,670       7,461
  Net securities transactions......................     19,048      13,711
  Other income.....................................     36,829      20,544
                                                     ---------   ---------
    Total Non-Interest Income......................    330,171     293,218
                                                     ---------   ---------
NON-INTEREST EXPENSE
  Salaries and benefits expense....................    371,445     360,511
  Occupancy expense................................     86,091      87,592
  Equipment expense................................     34,632      31,320
  Other expenses...................................    292,617     304,263
                                                     ---------   ---------
    Total Non-Interest Expense.....................    784,785     783,686
                                                     ---------   ---------


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Income before income taxes.........................    548,118     500,228
Income taxes.......................................    194,360     164,751
                                                     ---------   ---------

Net Income.........................................    353,758     335,477
Dividends on Preferred Stock.......................     15,277      15,459
                                                     ---------   ---------
Net Income Applicable to Common Stock..............   $338,481    $320,018
                                                     =========   =========
Per common share:
  Net income:
    Primary........................................      $4.17       $3.87
    Fully diluted..................................       4.06        3.80


See accompanying notes to consolidated financial statements.

FIRST FIDELITY BANCORPORATION (AND SUBSIDIARIES)
CONSOLIDATED STATEMENTS OF CONDITION

                                                    September 30   December 31
                                                        1995          1994
(thousands)                                         (unaudited)
                                                    ------------   -----------
ASSETS
Cash and due from banks............................  $1,649,476     $2,082,002
Interest-bearing time deposits.....................     462,649         35,567
Securities held to maturity........................   4,039,740      4,186,860
  (market value of $4,040,342 at September 30,
  1995 and $4,049,457 at December 31, 1994)
Securities available for sale, at market value.....   2,128,992      3,781,163
Trading account securities, at market value........     152,832        110,494
Federal funds sold and securities purchased under
  agreements to resell.............................     425,000         50,675
Loans, net of unearned income......................  24,387,524     23,801,241
  Less: Reserve for possible credit losses.........    (554,690)      (599,333)
                                                    -----------    -----------
    Net loans......................................  23,832,834     23,201,908
Premises and equipment.............................     419,869        437,677
Customers' acceptance liability....................     178,425        215,556
Other assets.......................................   1,988,233      2,113,794
                                                    -----------    -----------
      Total Assets................................. $35,278,050    $36,215,696
                                                    ===========    ===========
LIABILITIES Deposits in domestic offices:
  Demand deposits..................................  $4,868,663     $5,393,749
  Savings/NOW deposits.............................   8,464,655      9,271,335
  Money market deposit accounts....................   3,843,202      4,257,135
  Other consumer time deposits.....................   9,264,800      8,858,443
  Corporate certificates of deposit................     380,356        393,058
Deposits in overseas offices.......................     757,298        733,132
                                                    -----------    -----------
    Total Deposits.................................  27,578,974     28,906,852
Short-term borrowings..............................   3,031,961      2,716,922
Acceptances outstanding............................     178,748        218,625
Other liabilities..................................     740,938        682,699
Long-term debt.....................................     676,735        813,623
                                                    -----------    -----------
      Total Liabilities............................  32,207,356     33,338,721


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STOCKHOLDERS' EQUITY
Preferred stock....................................     202,647        229,707
Common stock ($1.00 par)
  Authorized: 150,000,000 shares
  Issued: 81,934,078 shares at September 30, 1995
    and 82,003,121 shares at December 31, 1994.....      81,934         82,003
Surplus............................................   1,251,173      1,256,020
Retained earnings..................................   1,606,042      1,430,149
Net unrealized losses--securities
  available for sale...............................      (3,877)       (75,232)
Less treasury stock, at cost: 1,293,756 shares at
  September 30, 1995 and 1,020,282 shares
    at December 31, 1994...........................     (67,225)       (45,672)
                                                    -----------    -----------
      Total Common Stockholders' Equity............   2,868,047      2,647,268
                                                    -----------    -----------
      Total Stockholders' Equity...................   3,070,694      2,876,975
                                                    -----------    -----------
      Total Liabilities and Stockholders' Equity... $35,278,050    $36,215,696
                                                    ===========    ===========


See accompanying notes to consolidated financial statements.

FIRST FIDELITY BANCORPORATION (AND SUBSIDIARIES)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (unaudited)
(thousands)

                                                        Nine Months Ended
                                                           September 30
                                                      ----------------------
                                                         1995        1994
                                                      ----------  ----------

Balance, January 1..................................  $2,876,975  $2,738,428
  Net income........................................     353,758     335,477
  Common Stock issued:
    Private placement--Santander exercise
      of warrants...................................        -        121,189
    Stock options and dividend reinvestment plan....      59,960      19,935
    Other...........................................        -          1,566
  Purchases of treasury stock.......................    (155,699)   (152,994)
  Dividends on Common Stock.........................    (120,378)   (101,527)
  Dividends on Preferred Stock......................     (15,277)    (15,459)
  Net unrealized gains (losses)--securities
    available for sale..............................      71,355     (65,295)
  Other.............................................        -          3,200
                                                      ----------  ----------
Balance, September 30...............................  $3,070,694  $2,884,520
                                                      ==========  ==========


See accompanying notes to consolidated financial statements.

FIRST FIDELITY BANCORPORATION (AND SUBSIDIARIES)
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)         Nine Months Ended
                                                            September 30
                                                      -------------------------
(thousands)                                               1995          1994
                                                      -----------   -----------
Cash flows from operating activities:
  Net income.........................................   $353,758      $335,477
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Provision for possible credit losses...............     30,000        64,000
  Depreciation, amortization and accretion...........     58,502        57,600
  Deferred income tax provision......................     28,885        30,966
  Gain on sale of assets.............................    (16,860)       (9,420)
  Net securities transactions (gains)................    (19,048)      (13,711)
  Proceeds from sales of trading account
    securities.......................................  7,575,325     7,556,907
  Purchases of trading account securities............ (7,612,549)   (7,512,409)
  Decrease (increase) in accrued interest receivable.      2,318       (57,420)
  Increase in accrued interest payable...............     42,458        58,082
  Change in current taxes payable....................     59,548        91,462
  Other, net.........................................     85,273       (27,914)
                                                      ----------    ----------
      Net cash provided by operating activities......    587,610       573,620

Cash flows from investing activities:
  Proceeds from maturities of securities
    held to maturity.................................  1,270,486     2,026,010
  Purchases of securities held to maturity........... (1,196,535)   (1,138,599)
  Proceeds from sales of securities available
    for sale.........................................  1,939,788       695,680
  Proceeds from maturities of securities
    available for sale...............................    376,661       685,714
  Purchases of securities available for sale.........   (442,332)   (2,429,937)
  Net (disbursements) from lending activities........   (627,359)     (606,085)
  Purchases of premises and equipment................    (36,930)      (43,946)
  Proceeds from sales of premises and equipment......      5,128        10,038
  Net change in acceptances..........................     (2,746)       (5,430)
  Net cash on acquisitions...........................    943,182         4,153
                                                      ----------    ----------
      Net cash provided by/(used in)
        investing activities.........................  2,229,343      (802,402)

Cash flows from financing activities:
  Change in demand, savings/NOW, and money market
    deposits......................................... (2,201,563)   (1,130,075)
  Change in corporate certificates of deposit and
    deposits in overseas offices.....................     11,464       672,237
  Change in other consumer time deposits.............   (199,807)     (830,690)
  Change in short-term borrowings....................    315,039       620,440
  Issuance of long-term debt.........................       -          200,000
  Payments on long-term debt.........................   (136,888)         (166)
  Purchases of treasury stock........................   (155,699)     (152,994)
  Issuance of common stock...........................     59,961       141,123
  Dividends paid.....................................   (140,579)     (116,936)
                                                      ----------    ----------
      Net cash (used in) financing activities........ (2,448,072)     (597,061)
                                                      ----------    ----------

      Net change in cash and cash equivalents........    368,881      (825,843)
      Cash and cash equivalents at beginning
        of period (A)................................  2,168,244     2,826,039
                                                      ----------    ----------
      Cash and cash equivalents at end
        of period (A)................................ $2,537,125    $2,000,196
                                                      ==========    ==========

Supplemental disclosures:
  Total amount of interest paid for the period.......   $658,399      $460,771
                                                      ==========    ==========
  Total amount of income taxes paid for
    the period.......................................   $107,410      $100,884
                                                      ==========    ==========
  Total amount of loans transferred to OREO..........    $22,584       $34,178
                                                      ==========    ==========


(A) Reconciliation:                   September 30            December 31
                                 ----------------------  ----------------------
                                    1995        1994        1994        1993
                                 ----------  ----------  ----------  ----------
Cash and due from banks......... $1,649,476  $1,575,930  $2,082,002  $1,831,270
Interest-bearing time deposits..    462,649     411,772      35,567     979,769
Federal funds sold and
  securities purchased under
  agreements to resell..........    425,000      12,494      50,675      15,000
                                 ----------  ----------  ----------  ----------
Total cash and cash
  equivalents................... $2,537,125  $2,000,196  $2,168,244  $2,826,039
                                 ==========  ==========  ==========  ==========


See accompanying notes to consolidated financial statements.

              SUMMARIZED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) In Management's opinion, the financial information, which is unaudited, reflects all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial information as of and for the three and nine month periods ended September 30, 1995 and September 30, 1994 in conformity with generally accepted accounting principles. These financial statements should be read in conjunction with First Fidelity Bancorporation's ("First Fidelity" or "the Company" herein) 1994 Annual Report on Form 10-K.

(2) Primary earnings per share is based on the weighted average number of common shares outstanding during each period, including the assumed exercise of dilutive stock options and warrants, using the treasury stock method. Primary earnings per share also reflects provisions for dividend requirements on all outstanding shares of the Company's preferred stock.

         Fully diluted earnings per share is based on the weighted average number of common shares outstanding during each period, including the assumed conversion of convertible preferred stock into common stock and the assumed exercise of dilutive stock options and warrants using the treasury stock method. Fully diluted earnings per share also reflects provisions for dividend requirements on non-convertible preferred stock.

(3) As previously reported, effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") 114, "Accounting by Creditors for Impairment of a Loan" and SFAS 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures". Under SFAS 114 and SFAS 118, impaired loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or as a practical expedient, at the loan's observable market price, or the fair value of the collateral if the loan is collateral-dependent.

(4      In March,  1995, SFAS 121,  "Accounting for the Impairment of Long-Lived
         Assets and for Long-Lived Assets to Be Disposed Of", was issued. SFAS 121 requires that long-lived assets and certain identifiable intangibles and any associated goodwill be reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 121 also requires long-lived assets and certain identifiable intangibles to be disposed of to be reported at the lower of carrying amount or fair value less cost to sell. The adoption of SFAS 121, which is required beginning in 1996, is not expected to have a material effect on the Company's financial statements.

(5) During the second quarter of 1995, the Company adopted SFAS 122, "Accounting for Mortgage Servicing Rights", which was issued in May, 1995. SFAS 122 amends SFAS 65, "Accounting for Certain Mortgage Banking Activities". SFAS 122 requires that a mortgage banking enterprise recognize, as separate assets, rights to service mortgage loans, however those servicing rights are acquired. SFAS 122 eliminates the previously existing accounting distinction between servicing rights acquired through purchase transactions and those acquired through loan originations. SFAS 122 also requires that a mortgage banking entity assess its capitalized mortgage servicing rights ("MSRs") periodically for impairment, based on the fair value of those rights. Through September 30, 1995, servicing rights capitalized pursuant to SFAS 122 were not material to the Company's financial statements.

(6) The carrying value of capitalized MSRs at September 30, 1995 was $47.4 million, which approximated fair value. Fair value was determined by calculating the discounted present value of estimated expected net future cash flows, considering estimated prepayments and defaults, projected interest rates and other factors. For purposes of evaluating and measuring impairment, capitalized MSRs are aggregated into groups having homogeneous risk characteristics, based on the attributes of the underlying loans, and are separately valued, using appropriate assumptions for each risk group. No valuation allowance was required for capitalized MSRs at September 30, 1995.

(7) As previously reported, on June 19, 1995, First Fidelity and First Union Corporation ("First Union") announced the execution of a definitive Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which, among other things, First Fidelity would merge into a wholly-owned subsidiary of First Union (the "Merger"). The Merger, which has been approved by the respective shareholders of both companies and by the Federal Reserve Board, is expected to close by January 1, 1996, subject to certain conditions of closing. The Merger will be accounted for as a pooling of interests under generally accepted accounting principles.

(8) In October, 1995, SFAS 123, "Accounting for Stock-Based Compensation", was issued. SFAS 123 establishes the concept of a fair-value-based method of accounting for employee stock compensation plans. Companies having such plans will have the option of either: a) recording as compensation cost the fair value as of grant date of stock options granted to employees, ratably over the vesting period, or b) continuing to account for such options as prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."
         If the latter option is selected, the Company must provide pro-forma footnote disclosures which illustrate what the impact would have been on net income and earnings per share, had the fair value-based method been used. The Company does not anticipate that SFAS 123, which is required beginning in 1996, will have an impact on its financial statements.

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